Exhibit 99.1

COMPUCREDIT REPORTS FIRST QUARTER RESULTS

And Confirms 2005 EPS Guidance of Over $3.00 Per Share

ATLANTA, GA, May 4, 2005 – CompuCredit (NASDAQ: CCRT) reported first quarter 2005 net income attributable to common shareholders of $49.2 million, or $0.94 per diluted share, as compared to its first quarter 2004 net income attributable to common shareholders of $17.7 million, or $0.36 per diluted share.

The net interest margin was 20.8 percent in the first quarter of 2005, as compared to 19.9 percent for the first quarter of 2004.  The adjusted charge-off rate was 6.9 percent in the first quarter of 2005, as compared to 8.2 percent for the first quarter of 2004.  Also, as of March 31, 2005, the 60-plus day delinquency rate was 8.7 percent, as compared to 10.5 percent as of March 31, 2004.

“Continued strength in the credit quality of our originated and acquired portfolios contributed to a terrific first quarter for us,” said David Hanna, CompuCredit Chairman and Chief Executive Officer. He added, “We are most encouraged by the organic growth that we have experienced, the performance of our three acquisitions completed during the first quarter, as well as the prospects for our new auto lending segment that we added on April 1st.  We continue to see 2005 as somewhat of a breakthrough year for us as we expect to exceed $3.00 per share of earnings for the first time in our company’s history.”

Various references within this press release and the accompanying financial information are to the Company’s managed receivables, which include the Company’s non-securitized receivables, as well as the receivables underlying the Company’s off balance sheet securitization facilities.  Financial, operating and statistical data based on these aggregate managed receivables are key to any evaluation of the Company’s performance in managing (including underwriting, valuing purchased receivables, servicing and collecting) the aggregate of the portfolios of receivables reflected on the Company’s balance sheet and underlying the Company’s securitization facilities.  In allocating the Company’s resources and managing the Company’s business, management relies heavily upon financial, operating and statistical data prepared on a so-called “managed basis.”  It is also important to analysts, investors and others that the Company provides selected metrics and data on a managed basis because this allows a comparison of CompuCredit to others within the specialty finance industry.  Moreover, the Company’s management, analysts, investors and others believe it is critical that they understand the credit performance of the entire portfolio of the Company’s managed receivables because it reveals information concerning the quality of loan originations and the related credit risks inherent within the securitized portfolios and the Company’s retained interests in its securitization facilities.

Managed receivables data assume that none of the credit card receivables underlying the Company’s off balance sheet securitization facilities were ever transferred to securitization facilities and present the net credit losses and delinquent balances on the receivables as if the Company still owned the receivables.  Reconciliation of the managed receivables data to the Company’s GAAP financial statements requires: (1) recognition that a significant majority of the Company’s loans and fees receivable (i.e., all but $135.1 million of GAAP loans and fees receivables at gross face value) had been sold in securitization transactions as of March 31, 2005; (2) a look-through to the Company’s economic share of the receivables that it manages for its two equity-method investees; (3) removal of the Company’s minority interest holders’ interests in the managed receivables underlying the Company’s GAAP consolidated results; and (4) recognition that the de-securitized Fingerhut managed receivables are recorded at a $0.0 basis in the Company’s GAAP financial statements.

Our expectation with regard to earnings per share is a forward-looking statement. Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond CompuCredit’s control. Actual results may differ materially from those suggested by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the factors set forth in “Item 1. Business—Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, changes in the general economy that might make originated and acquired receivables more difficult to collect (and future receivables less profitable), our ability to transfer acquired receivables to our systems and effectively collect them, and our ability to successfully integrate and grow acquired businesses. CompuCredit expressly disclaims any obligation to update any forward-looking statements except as may be required by law.

*       *       *      *      *

Further details regarding CompuCredit’s first quarter 2005 financial performance will be discussed during management’s conference call on Thursday, May 5, 2005 at 8:00 a.m., Eastern Time.  The media and public are invited to listen to the live webcast of the call, accessible on the Internet at www.CompuCredit.com.  A replay of the conference call also will be available on the web site.

CompuCredit is a specialty finance company and marketer of branded credit cards and related financial services.  CompuCredit provides these services to consumers who are underserved by traditional financial institutions. Through corporate and affinity contributions focused on the underserved and un-banked communities, CompuCredit also uses its financial resources and volunteer efforts to address the numerous challenges affecting its customers.  For more information about CompuCredit, visit www.CompuCredit.com.

Contact:	Jay Putnam
Investor Relations
+1-770-206-6200
Jay.Putnam@CompuCredit.com

CompuCredit Corporation (CCRT)

Financial and Statistical Summary

(Unaudited)(1)

	At or For the Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004
	(In thousands, except per share data)

Common Share Statistics
EPS — Basic	$0.96	$0.55	$0.36
EPS — Diluted	$0.94	$0.54	$0.36
Book Value Per Common Share Outstanding (period end) (2)	$14.25	$13.24	$11.77
Stock Price Per Share (period end)	$26.62	$27.34	$21.14
Total Market Capitalization (period end)	$1,371,254	$1,401,164	$995,525
Shares Outstanding (period end)	51,507	51,245	47,092
Weighted Average Shares Outstanding — Basic	51,277	50,993	51,726
Weighted Average Shares Outstanding — Diluted	52,516	51,961	52,681

Average Managed Receivables Statistics (3)
Average Managed Receivables	$2,335,567	$2,066,834	$2,219,537
Average Shareholders’ Equity	$705,344	$665,565	$589,632
Net Interest Margin	20.8%	20.2%	19.9%
Return on Average Managed Receivables	8.4%	5.4%	3.4%
Return on Average Equity (ROE)	27.9%	16.9%	12.7%
Net Charge-Off Rate	9.2%	12.0%	15.7%
Adjusted Charge-Off Rate	6.9%	8.4%	8.2%
Adjusted Charge-Offs	$40,491	$43,621	$45,294
Risk Adjusted Margin	27.8%	25.1%	20.9%
Operating Ratio	14.3%	16.5%	10.0%
Other Income Ratio	13.9%	13.4%	8.9%

Period-End Data (3)
Total Managed Receivables	$2,274,329	$2,194,837	$2,090,644
Delinquency Rate (60+ days)	8.7%	10.4%	10.5%
Number of Accounts	3,009	2,963	2,276
Shareholders’ Equity	$734,201	$683,890	$610,849
Equity to Managed Receivables Ratio	32.3%	31.2%	29.2%

(1) Certain prior period amounts in this and other tables included within this release bear the effects of reclassifications to conform to current period presentation.

(2) Assumes that any outstanding preferred shares are converted into common shares as of end of each period.

(3) Excludes receivables acquired at or near charge-off at the time of purchase.

CompuCredit Corporation and Subsidiaries

Consolidated Balance Sheets

	March 31, 2005	December 31, 2004
	(Unaudited)
	(Dollars in thousands)

Assets
Cash and cash equivalents (including restricted cash of $11,776 and $11,615 at March 31, 2005 and December 31, 2004, respectively)	$90,400	$68,240
Securitized earning assets	473,367	536,718
Non-securitized earning assets	176,730	158,430
Deferred costs, net	31,081	34,920
Software, furniture, fixtures and equipment, net	34,298	31,552
Investment in equity-method investees	60,744	42,059
Intangibles, net	10,699	10,643
Goodwill	108,465	100,552
Prepaid expenses and other assets	22,789	20,412

Total assets	$1,008,573	$1,003,526

Liabilities
Accounts payable and accrued expenses	$38,724	$36,088
Notes payable	79,547	83,624
Deferred revenue	5,735	6,390
Deferred gain on Fingerhut receivables	17,635	23,440
Current and deferred income tax liabilities	77,060	115,786
Total liabilities	218,701	265,328
Minority interests	55,671	54,308
Shareholders’ equity
Common stock, no par value, 150,000,000 shares authorized: 53,352,938 and 53,159,253 issued at March 31, 2005 and December 31, 2004, respectively	—	—
Additional paid-in capital	309,379	303,356
Treasury stock, at cost, 1,845,781 and 1,914,646 shares at March 31, 2005 and December 31, 2004, respectively	(26,358)	(26,721)
Deferred compensation	(6,177)	(922)
Warrant	25,610	25,610
Retained earnings	431,747	382,567
Total shareholders’ equity	734,201	683,890
Total liabilities and shareholders’ equity	$1,008,573	$1,003,526

CompuCredit Corporation and Subsidiaries

Consolidated Statements of Income (Unaudited)

	For the three months ended
	March 31, 2005	December 31, 2004	March 31, 2004
	(Dollars in thousands, except per share data)

Interest Income:
Consumer loans, including past due fees	$14,037	$14,090	$6,032
Other(1)	2,912	2,171	1,673
Total interest income	16,949	16,261	7,705
Interest expense	(2,422)	(2,007)	(91)
Net interest income (expense) before fees and other income on non-securitized earning assets and provision for loan losses	14,527	14,254	7,614
Fees and other income on non-securitized earning assets	100,766	96,422	30,775
Provision for loan losses	(19,224)	(26,961)	(9,115)
Net interest income (expense), fees and other income on non-securitized earning assets	96,069	83,715	29,274

Other operating income:
Fees and other income on securitized earning assets	43,492	28,012	40,643
Servicing income	30,459	21,708	25,298
Ancillary and interchange revenues	5,533	7,990	4,238
Equity in income of equity-method investees	18,819	2,593	(214)
Total other operating income	98,303	60,303	69,965
Other operating expense:
Salaries and benefits	7,107	5,171	6,245
Card and loan servicing	59,335	46,721	37,018
Marketing and solicitation	18,050	15,090	5,699
Depreciation	4,213	3,927	3,993
Other(2)	19,058	27,760	9,915
Total other operating expense	107,763	98,669	62,870
Income before minority interests and income taxes	86,609	45,349	36,369
Minority interests	(9,161)	(2,167)	(6,293)
Income before income taxes	77,448	43,182	30,076
Income taxes	(28,268)	(15,114)	(11,288)
Net income	$49,180	$28,068	$18,788
Net income attributable to common shareholders	$49,180	$26,955	$17,718
Net income per common share-basic	$0.96	$0.55	$0.36
Net income per common share-diluted	$0.94	$0.54	$0.36

(1)   Other interest income includes $302, $292, and $248 (in thousands) for the respective periods related to a minority interest partner’s share of other interest income.

(2)   Other operating expense includes ancillary product expenses of $166, $159, and $298 (in thousands) for the respective periods.

CompuCredit Corporation and Subsidiaries

Business Segment Data (Unaudited)

Period Ended March 31, 2005	Credit Cards	Investments in Previously Charged Off Receivables	Retail Micro- Lending and Servicing	Other	Total
Net interest income, fees and other income on non-securitized earning assets	$64,010	$17,508	$14,315	$236	$96,069
Total other operating income	$92,868	—	$5,435	—	$98,303
Income (loss) before income taxes	$75,263	$7,071	$890	$(5,776)	$77,448

Total assets	$819,472	$19,069	$158,414	$11,618	$1,008,573

Period Ended March 31, 2004	Credit Cards	Investments in Previously Charged Off Receivables	Retail Micro- Lending and Servicing	Other	Total
Net interest income, fees and other income on non-securitized earning assets	$15,238	$14,019	—	$17	$29,274
Total other operating income	$69,965	—	—	—	$69,965
Income (loss) before income taxes	$27,696	$5,259	—	$(2,879)	$30,076

Total assets	$758,154	$24,616	—	$1,090	$783,860